Exhibit 99.1



               Natus Medical Reports Record Revenue and
                   First-Quarter Non-GAAP Earnings


    SAN CARLOS, Calif.--(BUSINESS WIRE)--May 2, 2006--Natus Medical Incorporated (Nasdaq:BABY) today reported financial results for the three months ended March 31, 2006. Natus reported revenue of $19.4 million for the quarter ended March 31, 2006, compared to $9.7 million reported in the same period in 2005. The increase was primarily attributable to the acquisition of Bio-logic Systems Corp. Gross margin improved to 62.4% for the three months ended March 31, 2006, compared with 60.1% for the first quarter of 2005. The gross margin for the 2006 period was favorably impacted by the results of Bio-logic as well as product mix among the Company's other products.
    On a GAAP basis the Company reported a net loss of $4.7 million or $(0.25) per diluted share in the first quarter of 2006, compared to net income of $910,000 or $0.05 per diluted share in the first quarter of 2005. Non-GAAP net income was $1.4 million or $0.07 per diluted share, representing increases of 56% and 40%, respectively, as compared to the same period in 2005. The non-GAAP measures exclude the effect of employee equity-based compensation expense and an in-process research and development charge associated with the January 5, 2006 acquisition of Bio-logic. However, the non-GAAP measures do include the impact of a higher effective tax rate as described below.
    "I am extremely pleased with our first quarter results," stated Jim Hawkins, President and Chief Executive Officer of Natus. "Our top line results and pre-tax earnings on a non-GAAP basis were beyond our expectations, with strong sales among all our product lines, and we continue to believe that 2006 will be an excellent year for Natus."
    "The integration of Bio-logic is nearly complete," added Hawkins. "It has gone very smoothly and is ahead of schedule. We are also pleased that Bio-logic's operating results were accretive to our earnings in the first quarter."
    On January 1, 2006, the Company adopted SFAS 123R and is reporting employee equity-based compensation expense in its GAAP results. The first quarter also included an after-tax in-process research and development charge of $5.9 million associated with the acquisition of Bio-logic. These charges have been excluded from the non-GAAP net income and earnings per share numbers reported above. A reconciliation of GAAP and non-GAAP results is provided in the attached tables.
    The Company has determined, in consultation with its tax advisors and independent auditors, that the application of purchase accounting rules to the Bio-logic acquisition will result in an increase to its effective tax rate for accounting purposes, although the Company's tax obligations will not change. In 2005 the Company was able to offset much of its tax expense for accounting purposes against its deferred tax assets for which a valuation allowance had been provided. Because of the purchase accounting entries, beginning in the first quarter of 2006 the Company is no longer able to offset its tax expense against its deferred tax assets. As a result, the Company's effective tax rate for the first quarter of 2006 increased to 43.7%, compared to 14.4% for the first quarter of 2005, and the Company expects that its future tax rate for accounting purposes will approximate statutory rates.
    Mr. Hawkins noted, "This change in tax circumstance does not effect our ability to benefit from our deferred tax assets. For U.S. federal tax purposes, we still expect to benefit from our net operating loss carryforward, and for cash flow purposes nothing has changed. This change in our effective tax rate for accounting purposes increased our tax provision by approximately $650,000, compared to the 15% rate we had expected for 2006 and cited in our previous guidance. Even with this increase, we still reported non-GAAP earnings per share of 7 cents. Had this change in accounting for income tax expense not occurred, our earnings per share would have exceeded the high range of the guidance we provided in February by 3 cents and on a non-GAAP basis our diluted earnings per share would have been 11 cents."
    The Company will present a more detailed explanation of the change in its effective tax rate during the Company's financial results conference call.

    Financial Guidance

    Natus increased revenue guidance for 2006. For the full year, the Company expects to report revenue of $80.5 to $82.0 million. The Company had previously said that it expected to report revenue of $78.0 to $80.0 million. For the second quarter of 2006, the Company expects to report revenue of $19.3 to $19.5 million. The Company had previously said that it expected to report revenue of $19.0 to $19.3 million. For the third quarter of 2006, the Company expects to report revenue of $20.3 to 20.5 million.
    The Company had previously provided financial guidance for 2006 that was based on an effective tax rate of 15% for accounting purposes. The Company has adjusted its financial guidance for the remainder of 2006, which is now based on an increase in its effective tax rate to approximately 45%.
    The Company's prior guidance also did not include the impact of expensing employee equity-based compensation ("option expense"). The Company is now adjusting its guidance to include this cost, which it expects to be approximately $1.6 million for 2006. The Company expects that this cost will reduce its earnings by $0.04 to $0.05 per diluted share in 2006.
    The Company increased its guidance on a before-tax basis for the full year 2006. The new guidance is based on the Company reporting income before tax of $11.2 to $12.3 million. In the guidance the Company provided in February, the estimate of income before tax would have been $9.9 to $10.4 million, had the Company included option expense in that guidance.
    For the full year 2006, the Company now expects to report earnings per share of $0.30 to $0.33. Natus had previously said it expected to earn $0.49 to $0.51 per diluted share in 2006 on a non-GAAP basis because that guidance excluded option expense. In addition the previous guidance was based on the lower effective tax rate.
    In February, the Company provided guidance for the second quarter of 2006. With the increase in the effective tax rate, the Company now expects to report diluted earnings per share in the second quarter 2006 of $0.05 to $0.06. This guidance is based on the Company recording approximately $360,000 of option expense and reporting income before taxes of $1.8 to $2.2 million.
    The Company provided guidance for the third quarter of 2006. For the third quarter of 2006, the Company expects to report diluted earnings per share of $0.08 to $0.09. This guidance is based on the Company recording approximately $460,000 of option expense and reporting income before taxes of approximately $3.0 to $3.4 million.
    The Company's 2006 annual guidance above excludes the impact of the $5.9 million in-process research and development charge recorded in the first quarter. That charge is expected to reduce earning per share for the full year by approximately $0.29 per diluted share. However, this guidance includes the impact of expensing employee options, which as mentioned above will be $0.04 to $0.05 per diluted share in 2006.

    Use of Non-GAAP Financial Measures

    In addition to disclosing financial results calculated in accordance with GAAP, this release contains non-GAAP financial measures that exclude the effects of equity-based compensation expense as a result of the Company's adoption of SFAS 123R on January 1, 2006 and costs associated with the January 5, 2006 acquisition of Bio-logic Systems Corp. The Company believes that the presentation of results excluding equity-based compensation expense and the acquisition-related charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. The Company is using the modified prospective method in its adoption of SFAS 123R and as such, will not restate prior year results for the impact of employee stock option expensing. The Company also believes the in-process research and development charge is not indicative of resources devoted to ongoing research and development efforts. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company's results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of the Company's financial results release.
    The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

    Conference Call

    Natus has scheduled an investor conference call to discuss this announcement beginning at 9:00 a.m. Eastern Time today. Individuals interested in listening to the conference call may do so by dialing
(866) 356-4281 for domestic callers, or (617) 597-5395 for
international callers, and entering reservation code 29190744. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 71522734.
    The time of the conference call above is an update of the time indicated in the Company's press release issued on April 24, 2005 announcing the conference call.
    The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company's Web site for 90 days following the completion of the call.

    About Natus Medical Incorporated

    Natus is a leading provider of healthcare products used for screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, newborn jaundice and newborn metabolic testing.
    Additional information about Natus Medical can be found at www.natus.com.

    This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding anticipated revenue and profitability for the full-year 2006 as well as for the second and third quarters of 2006, and the ability to utilize deferred tax assets to offset future tax obligations. These statements relate to future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.
    More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2005, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

              NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)

                                                   Three Months Ended
                                                    March      March
                                                    2006       2005
                                                  ---------  ---------

Revenue                                           $ 19,383   $  9,702
Cost of revenue                                      7,294      3,870
                                                  ---------  ---------
  Gross profit                                      12,089      5,832
                                                  ---------  ---------
Operating expenses:
  Marketing and selling                              5,161      2,605
  Research and development                           2,490        993
  General and administrative                         2,155      1,363
  Acquired IPR&D                                     5,900          -
                                                  ---------  ---------
    Total operating expenses                        15,706      4,961
                                                  ---------  ---------
Income (loss) from operations                       (3,617)       871
                                                  ---------  ---------
Other income/(expense):
  Interest income                                      169        183
  Interest expense                                    (165)         -
  Other income, net                                   (117)         9
                                                  ---------  ---------
    Total other income/(expense)                      (113)       192
                                                  ---------  ---------
Income (loss) before
  provision for income tax                          (3,730)     1,063

Provision for income tax                               949        153
                                                  ---------  ---------
Net income (loss)                                 $ (4,679)  $    910
                                                  =========  =========
Earnings (loss) per share:
  Basic:                                          $  (0.25)  $   0.05
  Diluted:                                        $  (0.25)  $   0.05

Weighted-average shares used to compute
  Basic earnings per share                          18,485     17,156
  Diluted earnings per share                        18,485     18,435


              NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
          RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
               (in thousands, except per share amounts)

                                                   Three Months Ended
                                                    March      March
                                                    2006       2005
                                                  ---------  ---------

GAAP net income (loss)                            $ (4,679)  $    910
                                                  ---------  ---------
Earnings per share
  Basic                                           $  (0.25)  $   0.05
  Diluted                                         $  (0.25)  $   0.05

non-GAAP adjustments:
  Equity-based compensation expense
   under SFAS 123R (see note below)          (a)       357          -
  Acquired in-process research
   and development (see note below)          (b)     5,900          -
  Income tax effect (see notes below)        (c)      (161)         -
                                                  ---------  ---------
    Non-GAAP net income                           $  1,417   $    910
                                                  ---------  ---------
non-GAAP earnings per share
  Basic                                           $   0.08   $   0.05
  Diluted                                         $   0.07   $   0.05

Weighted-average shares used to compute
  Non-GAAP basic earnings per share                 18,485     17,156
  Non-GAAP diluted earnings per share               20,239     18,435


Non-GAAP Adjustments

(a) Non-cash equity-based compensation expense of $357,000 related to the Company's adoption of SFAS No. 123R on January 1, 2006 allocated as follows: $24,000 to cost of sales, $139,000 to marketing and selling, $56,000 to research and development, and $138,000 to general and administrative. Management believes that it is useful to investors to understand how the expenses associated with the adoption of SFAS 123R are reflected in net income. Net income for the three months ending March 31, 2005 did not include equity-based compensation expense under SFAS 123.

(b) A charge of $5.9 million for acquired in-process research and development expense related to the acquisition of Bio-logic Systems Corp. on January 5, 2006. Management believes that excluding this charge facilitates comparisons to Natus' core operating results during periods when there were no acquisitions.

(c) Amount reflects the expected tax impact on the above noted non-GAAP adjustments.

Non-GAAP earnings per diluted share in the table above are based on an effective tax rate of approximately 43.7%. Had the tax provision been based on a 15% rate, which the Company believes approximates the rate that would have been applied had it not been for the impact of the purchase accounting rules associated with the Bio-logic acquisition, then the tax provision would have been approximately $650,000 less and non-GAAP earnings per diluted share would have been $0.11 as follows:

GAAP income before tax                            $(3,730)
Non-GAAP adjustments:
  Equity-based compensation expense                   357
  Acquired in-process research and
   development                                      5,900
                                                  --------
Non-GAAP income before tax                          2,527
Provision for income tax at 15%                       379
                                                  --------
Non-GAAP net income                                $2,147
                                                  ========

Non-GAAP Earnings per diluted share                 $0.11

Weighted-average shares used to compute
 diluted earnings per share                        20,239



    CONTACT: Natus Medical Incorporated
             Steven J. Murphy, 650-802-0400
             InvestorRelations@Natus.com